                                   EXHIBIT 1

               U.S. Generating Company 401(k) Profit-Sharing Plan
                               Table of Contents

I.    U.S. GENERATING COMPANY 401(K) PROFIT-SHARING PLAN
       -----------------------------------------------------------------
 Financial Statements As of December 31, 1997 and 1996 Together With Auditors'
                                     Report

                                                                             Page
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                        1
STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
     As of December 31, 1997 and 1996                                           6
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
     For the Year Ended December 31, 1997                                       7
NOTES TO FINANCIAL STATEMENTS
     As of December 31, 1997 and 1996                                           8
SCHEDULE I  ITEM 27(A)  SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
     As of December 31, 1997                                                   13
SCHEDULE II  ITEM 27(D)  SCHEDULE OF REPORTABLE TRANSACTIONS
     For the Year Ended December 31, 1997                                      14
SCHEDULE III  PARTY-IN-INTEREST TRANSACTIONS
     For the Year Ended December 31, 1997                                       *

SCHEDULE IV  OBLIGATIONS IN DEFAULT
     As of December 31, 1997                                                    *

SCHEDULE V  LEASES IN DEFAULT
     As of December 31, 1996                                                    *

* Schedules omitted because there were no such transactions, obligations, or leases in default.

                    Report of Independent Public Accountant

To the Administrative Committee of
U.S. Generating Company 401(k) Profit-Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of U.S. Generating Company 401(k) Profit-Sharing Plan (the "Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's administrative committee. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in its net assets available for benefits for the year ended December 31, 197, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplement schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Washington, D.C.
December 11, 1998

I.  II.  U.S. GENERATING COMPANY 401(K) PROFIT-SHARING PLAN

           A.  Statements of Net Assets Available for Plan Benefits
                      As of December 31, 1997 and 1996

                                                              1997           1996
                                                         -------------    -------------
Investments:
At fair value (Note 2)
        Pooled separate accounts                          $30,837,543      $          -
        Shares of registered investment companies                            25,298,580
        Participant loan fund                               1,567,220         1,264,726
                                                         -------------    -------------
                                                           32,404,763        26,563,306

At contract value (Note 3)
        Guaranteed investment contract                      2,690,021
                                                         -------------    -------------
Net assets available for benefits                         $35,094,784      $26,563,306
                                                         =============    =============

III. U.S. GENERATING COMPANY 401(K) PROFIT-SHARING PLAN

     A.   Statement of Changes in Net Assets Available for Plan Benefits
                      For the Year Ended December 31, 1997

                                                                                  Participant Directed
                                                      -----------------------------------------------------------------------
                                                                                       CIGNA
                                                                                      Actively                      CIGNA
                                                                         CIGNA         Managed                      Stock
                                                                       Guaranteed       Fixed        Founders       Market
                                                        Vanguard         Income        Income       Balanced        Index
                                                         Funds            Fund         Account       Account       Account
                                                      -----------      ----------    ----------    ----------     ----------
Additions:
  Contributions
     Participants                                        $      -      $  333,916    $    9,653    $  516,792     $  378,593
     Employer                                                   -         233,525         5,667       329,680        232,089
                                                      -----------      ----------    ----------    ----------     ----------
          Total contributions                                   -         567,441        15,320       846,472        610,682
                                                      -----------      ----------    ----------    ----------     ----------
  Investment income
     Net appreciation (depreciation) in fair
       value of investments                                     -               -         6,684       782,805        813,073
     Interest from loans and investments                        -          140,193       12,433         8,865         13,031
                                                      -----------      ----------    ----------    ----------     ----------
          Total investment income                               -         140,193         6,684       795,238        821,938
                                                      -----------      ----------    ----------    ----------     ----------
  Rollovers                                                     -          39,374        42,106        91,801        144,948
                                                      -----------      ----------    ----------    ----------     ----------
          Total additions                                       -         747,008        64,110     1,733,511      1,577,568
                                                      -----------      ----------    ----------    ----------     ----------
Deductions:
  Benefits paid to participants                                 -        (234,625)     (732,688)     (474,006)      (359,860)
  Other expenses                                                -            (815)            -        (1,031)          (649)
                                                      -----------      ----------    ----------    ----------     ----------
          Total deductions                                      -        (235,440)     (732,688)     (475,037)      (360,509)
                                                      -----------      ----------    ----------    ----------     ----------
Loans issued to participants                                    -         (80,743)            -       (86,232)       (76,802)
Loan principal repayments                                       -          61,641             -        54,974         44,772
Interfund transfers/forfeitures                                 -         177,282     1,031,505      (370,398)       396,814
Transfer from Vanguard to CIGNA                       (26,563,306)      2,020,273            -      4,790,583      2,235,545
                                                      -----------      ----------    ----------    ----------     ----------
Changes in net assets available for benefits          (26,563,306)      2,690,021       362,927     5,647,401      3,817,388
                                                      -----------      ----------    ----------    ----------     ----------
Net assets available for benefits:
  Beginning of year                                    26,563,306               -             -             -              -
                                                      -----------      ----------    ----------    ----------     ----------
  End of year                                         $         -      $2,690,021    $  362,927    $5,647,401     $3,817,388
                                                      ===========      ==========    ==========    ==========     ==========
                                                                                  Participant Directed
                                                      ---------------------------------------------------------------------
                                                                      Fidelity
                                                       Founders       Growth &       PBHG            AIM        Templeton
                                                       Growth          Income       Growth      Constellation     Foreign
                                                       Account        Account      Account         Account        Account
                                                      -----------   ----------    ----------    -------------   -----------
Additions:
  Contributions
     Participants                                      $  574,190   $  569,614    $  344,092      $   536,394    $  305,433
     Employer                                             341,178      343,989       201,228          321,036       181,451
                                                      -----------   ----------    ----------       ----------    ----------
          Total contributions                             915,368      913,603       545,320          857,430       486,884
                                                      -----------   ----------    ----------       ----------    ----------
  Investment income
     Net appreciation (depreciation) in fair
       value of investments                             1,313,600    1,052,852       (65,581)         328,858       146,217

     Interest from loans and investments                   13,031       12,835         9,928           13,465        11,757
                                                      -----------   ----------    ----------       ----------    ----------
          Total investment income                       1,326,631    1,065,687       (55,653)         342,323       157,974
  Rollovers                                                98,367       33,026        51,694           98,357        55,773
                                                      -----------   ----------    ----------       ----------    ----------
          Total additions                               2,340,366    2,012,316       541,361        1,298,110       700,631
                                                      -----------   ----------    ----------       ----------    ----------
Deductions:
  Benefits paid to participants                          (242,055)    (190,955)      (20,872)        (186,664)      (34,260)
  Other expenses                                           (1,171)      (1,040)         (395)            (776)         (728)
                                                      -----------   ----------    ----------       ----------    ----------
          Total deductions                               (243,226)    (191,995)      (21,267)        (187,440)      (34,988)
                                                      -----------   ----------    ----------       ----------    ----------
Loans issued to participants                             (147,758)    (120,808)      (77,828)        (101,587)      (83,510)
Loan principal repayments                                  64,981       57,775        56,242           95,505        35,971
Interfund transfers/forfeitures                           182,181     (124,417)      (35,877)      (1,168,012)      (89,078)
Transfer from Vanguard to CIGNA                         3,839,951    4,347,496     1,868,344        3,977,518     2,218,870
                                                      -----------   ----------    ----------       ----------    ----------
Changes in net assets available for benefits            6,036,495    5,980,367     2,330,975        3,914,094     2,747,896
                                                      -----------   ----------    ----------       ----------    ----------
Net assets available for benefits:
  Beginning of year                                            -            -             -                 -             -
                                                      -----------   ----------    ----------       ----------    ----------
  End of year                                          $6,036,495   $5,980,367    $2,330,975       $3,914,094    $2,747,896
                                                      ===========   ==========    ==========       ==========    ==========

       The accompanying notes are an integral part of these statements.

IV.    U.S. GENERATING COMPANY 401(K) PROFIT-SHARING PLAN

       A.   Notes to Financial Statements As of December 31, 1997 and 1996

1. Description of the Plan:

The following description of the U.S. Generating Company (the "Company") 401(k) Profit-Sharing Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan was established by the Company on January 1, 1990, to provide retirement, death, and disability benefits for eligible employees. The Plan is a defined contribution plan covering all full-time employees of the Company scheduled to work an average of 20 hours or more each week. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Former employees of U.S. Operating Services Company ("USOSC") became employees of the Company on January 1, 1995, and as a result, are eligible to participate in the Plan as of that date. The USOSC employees' asset balances transferred to the Plan from USOSC's Retirement Savings Plan upon its termination on December 29, 1995. In addition, former employees of the J. Makowski Company ("JMC") became employees of the Company on July 16, 1995, and as a result, are eligible to participate in the Plan as of that date. The JMC employees' asset balances of $2,596,598 were transferred to the Plan from JMC's pension plan on July 1, 1996.

Plan Participation

Employees are eligible for participation in the Plan on their employment commencement date.

Contributions

Participants may make tax-deferred cash contributions of up to 10 percent of pretax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company matches employee contributions up to 5 percent of each employee's base compensation. Effective January 1, 1995, participants can contribute up to 5 percent of their annual compensation, as defined by the Plan, on an after-tax basis. Contributions are subject to certain Internal Revenue Service ("IRS") limitations.

Participant Accounts

Each participant's account is credited with the participant's contribution and an allocation of the Company's contribution and Plan earnings. Allocations are based on participant earnings as defined in the Plan agreement. Forfeited balances or terminated participants' nonvested accounts are used to reduce future Company contributions.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company's contributions and earnings thereon is based on years of continuous service. Participants vest according to the following schedule:

                  Years of Service                               % Vested
                  ----------------                               --------
Less than 2 years                                                     0%
2 years, but less than 3 years                                       40%
3 years, but less than 4 years                                       60%
4 years, but less than 5 years                                       80%
Five or more years                                                  100%

Investment Options

Investment options as of December 31, 1997 included the following:

 .    CIGNA Guaranteed Income Fund This fund is designed to preserve capital and produce attractive fixed income returns through investments primarily in high quality, fixed income instruments such as intermediate-term bonds and commercial mortgages.

 .    CIGNA Actively Managed Fixed Income Account This account is designed to outperform benchmark and comparable actively managed funds over full market cycles through investments primarily in high quality corporate and Government fixed income securities.

 .    Founders Balanced Account This CIGNA separate account invests solely in the
     Founders Balanced Fund. The objective of this fund is to provide the investor with a combination of growth, income, and capital preservation through investments in stocks, bonds, and short-term investments.

 .    Fidelity Growth & Income Account This CIGNA separate account invests solely in the Fidelity Growth & Income Portfolio. The objective of this portfolio is to seek a high total return through a combination of capital appreciation and current income by primarily investing in equity securities of companies currently paying dividends.

 .    CIGNA Stock Market Index Account This account is designed to provide long-
     term growth of capital and income through investments in stocks in the S&P 500 Index.

 .    Founders Growth Account This CIGNA separate account invests solely in the
     Founders Growth Fund. The objective of this fund is to provide long-term growth of capital primarily through investments in domestic common stocks of companies with strong performance records, solid market positions, reasonable financial strength, and continuous operating records of at least three years.

 .    PBHG Growth Account This CIGNA separate account invests solely in the PBHG
     Growth Fund. The objective of this fund is to provide capital appreciation through investments in common stocks and convertible stocks of small- and medium-sized growth companies that trade in the United States or Canada on registered exchanges or in the over-the-counter market.

 .    AIM Constellation Account This CIGNA separate account invests solely in the
     AIM Constellation Fund. The objective of this fund is to provide capital appreciation through investments in common stocks, with emphasis on medium-sized and smaller emerging growth companies.

 .    Templeton Foreign Account This CIGNA separate account invests solely in the
     Templeton Foreign Fund. The objective of this fund is to provide long-term capital growth through a flexible policy of investing in stocks and, to a lesser extent, debt obligations of companies and governments outside the United States.

Participant Loans

Participants may borrow from vested funds credited to their individual accounts. The amount borrowed, when added to any outstanding loans that the participant may have under the Company's retirement plan, cannot exceed the lesser of 50 percent of the participant's total vested account balances for both plans, or $50,000 reduced by the participant's highest outstanding loan balance for the year. In no event can the participant borrow more than $50,000. Loans for the purchase of a residence are for a period up to 15 years; all other loans are for a period not exceeding 5 years. All loans bear interest at a rate comparable with the prime rate.

Plan Administration

The Plan is administered by an administrative committee consisting of five employees of the Company. The administrative committee is responsible for reviewing the books and records of the Plan and for serving as liaison between Plan participants and the trustee. All funds in the Plan are held in trust by CIGNA. Funds allocated to CIGNA are invested in a combination of equity and fixed-income investments. Prior to January 1, 1997, Vanguard Fiduciary Trust Company served as the trustee for the Plan.

Retirements and Terminations

In the case of normal retirement, retirement due to permanent disability, or termination of employment, a participant's benefits shall be paid in the form of a lump-sum distribution or in monthly, quarterly, or annual installment payments, not to exceed the life expectancy of the participant or designated beneficiary. However, participants in the Plan prior to January 1, 1994, may elect a single life annuity (if not married) or a qualified joint and survivor annuity (if married). If a participant dies before retirement, the beneficiary will receive the value of the participant's vested account balance in a lump-sum distribution or in monthly, quarterly, or annual installment payments, not to exceed the life expectancy of the beneficiary.

2. Summary of Significant Accounting Policies:

Basis of Presentation

The financial statements of the Plan have been prepared using the accrual method of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan's investments are stated at fair market value as certified by the trustee, except for its investment contract which is valued at contract value (Note 3).
Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Administrative Expenses

Except to the extent paid by the Company, administrative expenses of the Plan are paid out of the Plan's assets and charged against each participant's account in the same proportion as the participant's account bears to the total balance of all participant accounts.

Payment of Benefits

Benefit payments are recorded when paid.

3.  Investment Contract with Insurance Company:

In 1997, the Plan entered into an investment contract with CIGNA. CIGNA maintains the contributions in a pooled account. The account is credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses charged by CIGNA. The contract is included in the financial statements at contract value (which represents contributions made under the contract, plus earnings, less withdrawals and administrative expenses) because it is fully benefit responsive. For example, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract value of the investment contract approximates the fair value. The average yield and crediting interest rate were approximately 6 percent for 1997. The crediting interest rate was approximately 6 percent at December 31, 1997. The crediting interest rate may be changed by CIGNA every six months and based on an agreed-upon formula between the Plan and CIGNA, but cannot be less than zero.

4. Investments:

CIGNA, the Plan's trustee, is responsible for maintaining and investing Plan assets, as directed by participants. A detail of the Plan's investments at fair value and at cost is shown on Schedule I. A summary of transactions that represent 5 percent or more of the Plan's net assets for the year ended December 31, 1997, are separately identified on Schedule II. Investments that represent 5 percent or more of the Plan's net assets are identified in the following table.

Investments at fair value:
  CIGNA Guaranteed Income Fund                                           $2,690,021
  Founders Balanced Account                                               5,647,401
  Fidelity Growth & Income Account                                        3,817,388
  CIGNA Stock Market Index Account                                        6,036,495
  Founders Growth Account                                                 5,980,367
  PBHG Growth Account                                                     2,330,975
  AIM Constellation Account                                               3,914,094
  Templeton Foreign Account                                               2,747,896

5. Plan Termination:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

6. Tax Status:

The IRS has determined and informed the Company by a letter dated May 16, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

                                                                      Schedule I


V.  U.S. GENERATING COMPANY 401(K) PROFIT-SHARING PLAN

     A.  Item 27(a)  Schedule of Assets Held for Investment Purposes
                            As of December 31, 1997

                                                                                                            Fair Market
               Investments                                Description                      Cost                Value
               -----------                                -----------                      ----             -----------
CIGNA Guaranteed Income Fund*               Guaranteed Investment Contract                $ 2,690,021         $ 2,690,021
CIGNA Actively Managed Fixed Income
 Account*                                   Separate Account                                  358,816             362,927

Founders Balanced Account*                  Separate Account                                4,962,574           5,647,401
Fidelity Growth & Income Account*           Separate Account                                3,114,625           3,817,388
CIGNA Stock Market Index Account*
                                            Separate Account                                4,885,710           6,036,495
Founders Growth Account*                    Separate Account                                5,022,612           5,980,367
PBHG Growth Account*                        Separate Account                                2,359,073           2,330,975
AIM Constellation Account*                  Separate Account                                3,603,205           3,914,094
Templeton Foreign Account*                  Separate Account                                2,635,088           2,747,896
Participant Loan Fund (interest rates       Participant Loans Other Than Mortgages
 ranging from 6.0% to 10.5%)                                                                1,567,220           1,567,220
                                                                                          -----------         -----------
          Total                                                                           $31,198,944         $35,094,784
                                                                                          ===========         ===========

* Represents parties in interest.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SCHEDULES.

VI.  U.S. GENERATING COMPANY 401(K) PROFIT-SHARING PLAN

     A.    Item 27(d)  Schedule of Reportable Transactions
                      For the Year Ended December 31, 1997

                                                      Purchases                          Sales
                                           -----------------------------    -------------------------------          Net Market
                                             Number of        Cost of       Number of        Proceeds from          Value Gain or
        Identity of Issue                  Transactions      Purchases      Transactions          Sales                 (Loss)
        -----------------                  ------------     -----------     ------------     --------------         -------------
CIGNA Guaranteed Income Fund*                    63         $ 3,821,274           60            $1,257,806             $
CIGNA Actively Managed Fixed Income Fund*        29           1,094,546            5               738,303                 2,574
Founders Balanced Account*                       60           6,289,794          104             1,424,003                96,783
Fidelity Growth & Income Account*                85           3,803,467           78               810,033               121,191
CIGNA Stock Market Index Account*               110           5,877,846           97             1,157,132               164,996
Founders Growth Account*                         95           5,932,546           88             1,007,415                97,481
PBHG Growth Account*                             94           3,184,506           69               786,365               (39,069)
AIM Constellation Account*                       90           5,248,214           93             1,662,356                17,347
Templeton Foreign Account*                       88           3,066,026           73               462,465                31,527
                                                            -----------                         ----------              --------
          Totals                                            $38,318,219                         $9,305,878              $492,830
                                                            ===========                         ==========              ========

*      Represents parties in interest.

Note:  Reportable transactions are defined as follows:

 (1) Any single transaction in excess of 5 percent of the current value of the Plan's assets at the beginning of the year.

 (2) A series of transactions involving securities of the same issue or the same person and property other than securities which, in the aggregate, amount to more than 5 percent of the current value of the Plan's assets at the beginning of the year.

 (3) Any transaction involving securities that has occurred with the same person in an amount in excess of 5 percent of the current value of the Plan's assets at the beginning of the year.

 (4) A series of transactions involving the same person and involving property other than securities which, in the aggregate, amount to more than 5 percent of the current value of the Plan's assets at the beginning of the year.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE SCHEDULES.